EXHIBIT 10.42

EMPLOYMENT AGREEMENT

As Amended and Restated as of December 23, 2010

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of August 1, 2008 by and between MILLER PETROLEUM, INC., a Tennessee corporation (the “Company”), and SCOTT M. BORUFF (“Executive”), is amended and restated by agreement of the Company and Executive as of December 23, 2010 (the “Amendment Date”).  The Agreement, as in effect immediately prior to the Amendment Date, is referred to as the “Original Agreement.”

WHEREAS, the parties hereto wish to enter into an employment agreement to employ Executive upon the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Employment Period.

The Company hereby employs Executive, and Executive agrees to serve the Company under the terms of this Agreement, for a term of five (5) years (the “Initial Term”), subject to earlier termination as provided herein, commencing as of August 1, 2008 (the “Commencement Date”). On the five-year anniversary of the Commencement Date and each successive one-year anniversary thereafter, the term of this Agreement shall automatically be extended for an additional period of one (1) year; provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least sixty (60) days prior to any such anniversary date. The Initial Term and any renewal periods thereafter, until the termination of Executive’s employment hereunder, shall be the “Employment Period.”

2.

Duties and Status.

The Company hereby engages Executive as Chief Executive Officer of the Company on the terms and conditions set forth in this Agreement. During the Employment Period, Executive shall report directly to the Board of Directors of the Company (the “Board”), and exercise such authority, perform such executive duties and functions and discharge such executive responsibilities as are reasonably associated with Executive’s position, consistent with the responsibilities assigned to officers of companies comparable to the Company, commensurate with the authority vested in Executive pursuant to this Agreement and consistent with the Certificate of Incorporation and By-laws of the Company. Without limiting the generality of the foregoing, Executive shall undertake his duties in a manner consistent with the best interests of the Company and shall perform his duties to the best of his ability and in a diligent and proper manner. Executive shall perform all duties, services and responsibilities in accordance with the guidelines, policies and procedures established by the Board from time to time. Executive further agrees to devote his entire business time, attention, full skill and best efforts to the interests and business of the Company. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (i) serve on corporate (subject to approval of the Board), civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal real estate investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

3.

Compensation; Benefits and Expenses.

(a) Salary. The Company shall pay to Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $500,000 per annum during the Employment Period, payable in arrears in accordance with the normal payroll practices of the Company for its executive officers; provided, however, that salary payable prior to the Amendment Date was governed by the terms of the Original Agreement. Executive’s base salary shall be subject to review each calendar year by the Board in its sole discretion, provided that in no event may the base salary be reduced from the level previously in effect.

(b) Annual Incentive.  The Company will provide to Executive in each fiscal year during the Employment Period an opportunity to earn annual incentive compensation based upon performance, in amounts determined by the Board or the Compensation Committee of the Board (the "Committee") in accordance with the annual incentive plan and related policies of the Company, subject to the following:

(i)

The target annual incentive opportunity shall be not less than 100% of base salary (the "Target Annual Incentive") as in effect at the beginning of the fiscal year (or, if higher, as in effect at the time the Board or Committee establishes the annual incentive opportunity), with a maximum annual incentive opportunity of not less than 300% of such base salary, with the Board or Committee retaining discretion to specify a threshold annual incentive opportunity and other payout levels for performance ranging between the threshold and target levels of performance or between the target and maximum levels of performance;

(ii)

The Board or Committee shall specify the performance goals to be achieved as a condition to earning and payout of the Target Annual Incentive and maximum annual incentive, and for other specified levels of payout of the annual incentive opportunity; provided, however that (A) the performance goals shall be based on performance determined by the Board or Committee to be significantly related to the business performance of the Company (which may include EBITDA (earnings before provision for income taxes, depreciation and amortization), revenues, operating income, stock price or total shareholder return, measures of production, return on capital, or other measures specified by the Board or Committee), and (B) the performance goal corresponding to the Target Annual Incentive shall be at a level determined by the Board or Committee to have at least an approximately even chance of being achieved for the fiscal year;

(iii)

The nature of the performance and the levels of performance triggering payments of the annual incentive compensation for each fisal year shall be established by the Board or Committee after consultation with Executive, and shall be established by the Board or Committee and communicated to Executive not later than the end of the first quarter of such fiscal year;

(iv)

Any annual incentive compensation payable to Executive shall be paid at times specified under any applicable plan (except to the extent deferred under any deferred compensation plan of the Company or otherwise provided herein), but in any event within the applicable short-term deferral period under Treasury Regulation § 1.409A-1(b)(4).  The Board or Committee shall retain negative discretion with regard to the final payout amount of the annual incentive to the extent specified in any incentive plan governing annual incentive awards for senior executives;

(v)

For fiscal years beginning in 2011 and thereafter, the annual incentive award shall be structured and administered so as to qualify as “performance-based compensation” under Internal Revenue Code (“Code”) Section 162(m), if the Company then has in effect a stockholder approved compensation plan providing for such performance-based compensation;

(vi)

The Board or Committee may provide for payment of a portion or all of an annual incentive award in the form of Company common stock.  With respect to any payout of an annual incentive award in excess of the Target Annual Incentive Award, such common stock may be granted in the form of restricted stock or restricted stock units subject to vesting in annual installments over four years, subject to accelerated vesting in the event of Executive’s termination due to death or Disability or by the Company not for Cause or upon a Change in Control.  In addition, the Board or Committee may provide Executive with an opportunity to elect to receive shares or share units (deferred shares) in lieu of portions of the annual incentive award otherwise payable in cash;

(vii)

Other provisions of this Section 3(b) notwithstanding, annual incentive awards for fiscal years through and including fiscal 2010 were governed by the terms of the Original Agreement.  For fiscal 2011 (ending April 30, 2011), the present value of the cash portion of the annual incentive award earnable under Section 3(c)(iii)(C) of the Original Agreement, the amount of is estimated to be approximately $260,000, shall be paid at the Amendment Date, based on the fact that the revenue performance goal for fiscal 2011 has been achieved and the EBITDA performance goal for fiscal 2011 has been substantially achieved as of the Amendment Date.  The cash portion of the annual incentive award earnable under Section 3(c)(iii)(D) and (E) of the Original Agreement (for fiscal 2012 and fiscal 2013) shall be replaced by the annual incentive payable under this Section 3(b)(i) – (vi).  The right to receive a restricted stock award under each of Section 3(c)(iii)(C), 3)(c)(iii)(D) and 3(c)(iii)(E) of the Original Agreement shall remain in effect; as an existing a contractual right to receive stock-based compensation (within the meaning of Treasury Regulation § 1.162-27(f)(3)), the terms of which are as follows:

(A)

Executive shall receive a grant of restricted stock (or the equivalent grant of restricted stock units) covering 100,000 shares of Common Stock (subject to adjustment) in the event that the Company achieves gross revenue for the fiscal year ending April 30, 2011 of not less than $8,000,000, and EBITDA for such period of not less than $800,000; 50% of such equity award to be deemed earned if the gross revenue target is achieved, and the remaining 50% of such equity award to be deemed earned if the EBITDA target is achieved, with each portion of such equity award forfeited in the event that the applicable performance goal is not achieved; and

(B)

Executive shall receive a grant of restricted stock (or the equivalent grant of restricted stock units) covering 100,000 shares of Common Stock (subject to adjustment) in the event that the Company achieves gross revenue for the fiscal year ending April 30, 2012 of not less than $16,000,000, and EBITDA for such period of not less than $1,600,000; 50% of such equity award to be deemed earned if the gross revenue target is achieved, and the remaining 50% of such equity award to be deemed earned if the EBITDA target is achieved, with each portion of such equity award forfeited in the event that the applicable performance goal is not achieved; and

(C)

Executive shall receive a grant of restricted stock (or the equivalent grant of restricted stock units) covering 100,000 shares of Common Stock in the event that the Company achieves gross revenue for the fiscal year ending April 30, 2013 of not less than $30,000,000, and EBITDA for such period of not less than $3,000,000; 50% of such equity award to be deemed earned if the gross revenue target is achieved, and the remaining 50% of such equity award to be deemed earned if the EBITDA target is achieved, with each portion of such equity award forfeited in the event that the applicable performance goal is not achieved.

The restricted stock (or the equivalent grant of restricted stock units) shall vest in equal annual installments over a period of four (4) years from the date such equity award is deemed earned (the last day of the applicable fiscal year) if Executive has continued in his employment with the Company through the applicable vesting date, subject to accelerated vesting with respect to all such shares of restricted stock (previously earned) in the event of a Change in Control.  For purposes of this Section 3(b)(vii), EBITDA means, for any applicable period, earnings before provision for income taxes, depreciation and amortization as determined in accordance with generally accepted accounting principles consistently applied. All restricted stock (or the equivalent grant of restricted stock units) under this Section 3(b)(vii) shall be issued by the Company to Executive, as the case may be, as soon as practicable after the relevant determinations of gross revenue and EBITDA have been made, which such determinations shall be made by Board or Committee (in reliance upon the Company’s reported financial information) and shall be final and binding for all purposes absent manifest error, gross negligence or willful misconduct. In the event of a Change in Control, any restricted stock (or the equivalent grant of restricted stock units) that remains potentially earnable under subparagraph (A) or (B) above but for which the fiscal year has not been completed or the level of achievement of the performance goals for a completed fiscal year has  not yet been determined shall be deemed earned and fully vested and the underlying shares shall be immediately issued to Executive.  The number of shares earnable under the equity awards referenced in this Section 3(b)(vii) shall be subject to adjustment in order to prevent dilution or enlargement of the rights of Executive in the event of an “equity restructuring” within the meaning of FASB Accounting Standards Codification Topic 718.

(viii)

The Board and Committee retain discretion to award annual incentives and bonuses to Executive separate from the annual incentive opportunity specified in this Section 3(b) (i.e., the provisions of this Section 3(b) are not exclusive).

(c) Equity/Long-Term Incentives. In addition to base salary, annual incentive awards and other compensation provided hereunder, Executive shall be entitled to the following long-term incentive awards:

(i)

Awards Under the Original Agreement. Awards granted prior to the Amendment Date were governed by the terms of the Original Agreement.

(ii)

Stock Options. At the Amendment Date, Executive shall be granted by the Company a stock option to purchase 2,500,000 shares of the Company’s common stock at an exercise price equal to $6.00 per share (34% above the closing price of common stock in NASDAQ trading on the day before the Amendment Date), provided that the grant of such option shall be subject to stockholder approval of an equity compensation plan authorizing stock options and reserving sufficient shares for this grant within six months after the Amendment Date, in compliance with listing requirements of NASDAQ OMX.  The option shall be a non-qualified option and shall become vested and exercisable in equal annual installments over a period of four (4) years from the grant date (the Amendment Date), or immediately with respect to all shares underlying the option in the event of a Change in Control (as defined in Section 5(c) hereof).  The stated expiration date of the option shall be the fifth anniversary of the date of grant, subject to earlier termination of the option at the date three years after a termination due to death, Disability, or by the Company not for Cause (as defined below), or at the date six months after any other termination of Executive’s employment;

(iii)

Cash Award Upon Effectiveness of Amended and Restated Employment Agreement.  Executive shall be paid an award of $500,000, payable in four quarterly installments beginning with the first installment payable on the Amendment Date.  In the event of a voluntary termination of employment by the Executive or termination of the Executive by the Company for Cause, any then unpaid installments remaining shall be forfeited.  In the event of any other termination of employment, any then as yet unpaid installments shall be paid 15 days after termination.

(iv)

Long-Term Incentives. The Board or Committee may grant to Executive other long-term incentive awards, in the form of equity awards or cash incentives or otherwise, from time to time and in the discretion of the Board or Committee.

(d)

Vacation and Sick Leave. Executive shall be entitled to vacation time for each calendar year and such paid sick leave as is in accordance with the normal Company policies and practices in effect from time to time for senior executives but in no event less than four (4) weeks vacation; provided, however, that unless otherwise approved in writing by the Board, no more than two weeks of such vacation time may be used consecutively, and provided, further, that any accrued but unused vacation time and paid sick leave remaining at the end of each calendar year shall be forfeited unless otherwise agreed to in writing by the Company and Executive.

(e)

Other Benefits. During the Employment Period, Executive shall be entitled to participate in the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company (including, without limitation, 401(k) and group medical insurance plans), as well as an automobile allowance of $1,000 per month, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.

(f)

Expenses. In addition to any amounts payable to Executive pursuant to this Section 3, the Company shall reimburse Executive, upon production of accounts and vouchers or other reasonable evidence of payment by Executive, all in accordance with the Company’s regular procedures in effect from time to time, all reasonable and ordinary expenses as shall have been incurred by him in the performance of his duties hereunder or other expenses agreed upon in writing by the Company and Executive.

4.

Termination of Employment.

(a)

Termination for Cause. The Company may terminate Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, Cause shall mean:

(i)

Executive’s commission of (A) any violation of law, (B) any breach of fiduciary duty or act of negligence or malfeasance, or (C) any act of dishonesty, fraud or misrepresentation;

(ii)

Executive’s commission of any other act of moral turpitude injurious to the Company, which the Board in its sole discretion determines has or may be reasonably expected to have a detrimental impact on the Company’s business or operations or would prevent Executive from effectively performing his duties under this Agreement;

(iii)

a breach by Executive of any obligations or covenants contained in this Agreement as determined by the Board in its sole discretion; and

(iv)

a failure by Executive to discharge his duties, responsibilities and obligations under this Agreement, or a failure to follow the directives of the Board, as determined by the Board in its sole discretion.

(b)

Termination Upon Death or Disability. The Employment Period shall be terminated upon the death or Disability (as defined below) of Executive. "Disability" shall mean that as a result of physical or mental illness, injury, infirmity or other incapacity as determined by a physician selected by the Board, Executive is not able to substantially perform his duties and responsibilities to the Company for a period of one hundred twenty (120) consecutive days or an aggregate period of more than one hundred and eighty (180) days in any 12-month period.

5.

Consequences of Termination.

(a)

For Cause, Death, Disability or Non-Renewal; By Executive. In the event of termination of Executive’s employment at any time during the Employment Period (i) by the Company for Cause, (ii) by Executive for any reason, (iii) by either party as a result of a non-renewal in accordance with Section 1 hereof, or (iv) as a result of death or Disability, Executive shall be entitled only to receive base salary accrued but not paid through the date of termination and, in the case of termination due to death or Disability, a pro rata payment of the annual incentive earned for the year of termination, as specified in Section 5(e), and the Company shall have no further obligations to Executive.

(b)

Other Termination. In the event of a termination of Executive’s employment for any reason other than as set forth in Sections 5(a) or 5(c) hereof:

(i)

The Company shall provide to Executive base salary accrued but not paid through the date of termination plus, as severance, base salary for one year, payable over time in accordance with the Company’s normal payroll practices, provided that, in the event such termination occurs after the end of the Initial Term, Executive shall be entitled only to receive base salary accrued but not paid through the date of termination; and

(ii)

The Company shall pay to Executive a pro rata payment of the annual incentive earned for the year of termination, as specified in Section 5(e); and

(iii)

The provisions of Section 5(b)(i) notwithstanding, if the aggregate value of those installment payments of severance under Section 5(b)(i) that do not constitute “short-term deferrals” under Treasury Regulation § 1.409A-1(b)(4) exceeds the maximum amount that would be excluded from being a deferral of compensation by operation of the "two-year/two-times" exclusion under Treasury Regulation § 1.409A-1(b)(9)(iii), such excess amount shall be payable in installments during the applicable short-term deferral period following Executive’s termination of employment.

(c)

Change in Control. If at any time during the Employment Period, Executive’s employment with the Company is terminated by the Company not for Cause within two years after the Change in Control (as hereinafter defined) or in the 90 days prior to the Change in Control upon the request of the acquiror, the Company shall pay to Executive an amount equal to 2.99 multiplied by Executive’s annualized salary that Executive is then earning, payable in a lump-sum payment at the applicable time specified in Section 5(d) but not earlier than the closing of the Change in Control. For purposes hereof, a Change in Control means the acquisition by any Person (as defined below) of beneficial ownership of securities of the Company representing greater than 50% of the combined voting power of the Company’s then outstanding voting securities. Person means any individual or entity (or group(s) thereof acting together), which such individual or entity (or group thereof) is not a beneficial owner of any of the Company’s securities as of the date of this Agreement.  In addition, in the case of such a termination the Company shall pay to Executive the annual incentive earned for the year of termination (without pro ration), as specified in Section 5(e).

(d)

Obligation to Execute Release.  The Company’s obligation to make the payments provided for in Section 5(b) or 5(c) (the “Termination Payments”) shall be subject to Executive’s execution of a release in favor of the company and its stockholders and their respective directors, officers and employees, in form and substance acceptable to the Company, which release is not revoked by Executive by the end of any applicable revocation period and is thereafter non-revocable.  The Company will supply to Executive a form of the release (which shall include the Executive’s obligations under Section 7) not later than the date of Employee's termination, which must be returned within the time period required by law and must not be revoked by Employee within the applicable time period (if any) such that the release becomes legally effective.  If no time period for execution or revocation applies under applicable law, the release must be executed and returned to the Company within 15 days.  If any amount payable during a fixed period following Executive's termination is subject to the requirement or condition that Executive has executed and not revoked such release (including any case in which such fixed period would begin in one year and end in the next), the Company, in determining the time of payment of any such amount, will not be influenced by Executive or the timing of any action of Executive, including Executive's execution of such a release and expiration of any revocation period.  In particular, the Company retains discretion to deposit any payment hereunder in escrow at any time during such fixed period, so that such deposited amount is constructively received and taxable income to Executive upon deposit (it may be constructively received even in the absence of such deposit) but with distribution from such escrow remaining subject to Executive's execution and non-revocation of such release.

(e)

Annual Incentive Payable In Connection with Termination.  If upon termination of employment Executive becomes entitled to be paid the annual incentive (or a pro rata portion thereof) for the year of termination under Section 5(a), 5(b) or 5(c), the following terms shall apply:

(i)

The annual incentive will be based on the actual performance achieved in the full fiscal year in which the termination occurred, without any exercise of negative discretion by the Board or Committee;

(ii)

The pro rata portion (if applicable) shall be determined by dividing the number of days from the beginning of the fiscal year to the date of Executive’s termination of employment by 365;

(iii)

The annual incentive shall be payable not later than the time the annual incentive would have been paid in the absence of termination of employment.

(f)

Withholding of Taxes. All payments required to be made by the Company to Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

(g)

No Other Obligations. Except for the obligations of the Company provided by this Agreement, under any employee benefit plan of the Company in which Executive participates and by operation of applicable law, the Company shall have no further obligations to Executive upon his termination of employment.

6.

Indemnity.

The Company shall, during Executive’s employment with the Company and thereafter, indemnify Executive to the fullest extent permitted by law and by its Certificate of Incorporation and By-laws and shall assure that Executive is covered by the Company’s D&O insurance policies, if available, and any other insurance policies that protect employees as in effect from time to time. Such insurance policies shall be with providers, and provide for coverage in amounts, customary and reasonable within the industry in which the Company operates.

7.

Restrictive Covenants.

(a)

Proprietary Information.

(i)

Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of the Company or any Affiliates (as defined in Section 7(f) below) is and shall be the exclusive property of the Company or any Affiliates. Such information and know-how shall include, but not be limited to, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, client lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers or vendors, trading positions, sales, profits or other financial or business information, in each case of or relating to the business of the Company or any Affiliates (collectively, “Proprietary Information”). Except in connection with, and on a basis consistent with, the performance of his duties hereunder, Executive shall not disclose any Proprietary Information to others outside the Company or any Affiliates or use the same for any unauthorized purposes without written approval by the Board, either during or at any time after the Employment Period.

(ii)

Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, customer lists, customer solicitations or other written, photographic, or other tangible material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company or any Affiliates to be used by Executive only in the performance of his duties for the Company. Executive agrees to deliver to the Company upon the expiration of the Employment Period all such material containing Proprietary Information.

(iii)

Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (i) and (ii) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or any Affiliates or suppliers to the Company or any Affiliates or other third parties who may have disclosed or entrusted the same to the Company or any Affiliates or to Executive in the course of the Company’s business.

(iv)

Notwithstanding the foregoing, Proprietary Information shall not include information which (A) is or becomes generally available or known to the public, other than as a result of any disclosure by Executive in violation hereof; or (B) is or becomes available to Executive on a non-confidential basis from any source other than the Company, other than any such source that is prohibited by a legal, contractual, or fiduciary obligation to the Company from disclosing such information.

(v)

In the event that Executive is requested pursuant to, or becomes compelled by, any applicable law, regulation, or legal process to disclose any Proprietary Information, Executive shall provide the Company with prompt written notice thereof so that the Company may seek a protective order or other appropriate remedy or, in the Company’s sole and absolute discretion, waive compliance with the terms hereof. In the event that no such protective order or other remedy is obtained, or the Company waives compliance with the terms hereof, Executive shall furnish only that portion of such Proprietary Information which Executive is advised by counsel in writing is legally required. Executive will cooperate with the Company, at the Company’s sole cost and expense, in its efforts to obtain reliable assurance that confidential treatment will be accorded such Proprietary Information.

(b)

Developments.

(i)

Executive shall make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by Executive or under his direction or jointly with others during the Employment Period, whether or not during normal working hours or on the premises of the Company or any Affiliates (collectively, “Developments”).

(ii)

Executive agrees to assign and does hereby assign to the Company (or any entity designated by the Company) all of his right, title and interest in and to all Developments and all related patents, patent applications, copyrights, copyright applications, trademark and trademark applications and other intellectual property of any kind or nature. Executive also hereby waives all claims to moral rights in any Developments.

(iii)

Executive agrees to cooperate fully with the Company or any Affiliates, both during and after the Employment Period, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company or any Affiliates may deem necessary or desirable in order to protect their rights and interests in any Development.

(c)

Other Agreements. Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement (i) to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company, (ii) to refrain from competing, directly or indirectly, with the business of his previous employer or any other party, and (iii) to refrain from soliciting the employment of any employees of any previous employer or any other party.

(d)

Non-Competition and Non-Solicitation. During any period of Executive’s employment hereunder and for a period of two (2) years thereafter, Executive shall not engage (whether as an employee, consultant, director, agent or independent contractor) in any Business Activities on behalf of himself or any person, firm or entity, and Executive shall not acquire any financial interest (except for equity interests in publicly-held companies that will not be significant and that, in any event, will not exceed one percent (1%) of the outstanding equity of such company) in any entity which engages in Business Activities in the geographic area of the United States. During the period that the above noncompetition restriction applies, Executive shall not, without the written consent of the Company: (i) solicit any employee of the Company or any Affiliates to terminate his employment, or (ii) solicit any customers, partners, resellers, vendors or suppliers of the Company on behalf of any individual or entity other than the Company or its Affiliates. As used herein, the term “Business Activities” shall mean any and all business activities of the Company and any Affiliates as presently conducted and/or conducted for the past two (2) years.

(e)

Enforcement. The Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Section 7.

(f) Affiliates. For purposes of this Agreement, Affiliates shall mean any individuals or entities that directly or indirectly, through one or more intermediaries, controls, are controlled by or are under common control with the Company. For purposes of this definition, “control” means the power to direct the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

8.

Provisions Relating to Possible Excise Tax.

(a)

Cut-Back to Maximize Retained After-Tax Amounts.  The Company will reduce any payment relating to a Change in Control (with a "payment" including, without limitation, the vesting of an option or other non-cash benefit or property) pursuant to any plan, agreement or arrangement of the Company (together, "Severance Payments") to the Reduced Amount (as defined below) if but only if reducing the Severance Payment would provide to Executive a greater net after-tax amount of Severance Payments than would be the case if no such reduction took place.  The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of the Severance Payments without causing any Severance Payment to be subject to the excise tax under Section 4999 (and related Section 280G) of the Code, determined in accordance with Section 280G(d)(4) of the Code.  Any reduction in Severance Payments shall be implemented in accordance with Section 8(b).

(b)

Implementation Rules.  Any reduction in payments under Section 8(a) shall apply to cash payments and/or vesting of equity awards so as to minimize the amount of compensation that is reduced (i.e., it applies to payments or vesting that to the greatest extent represent parachute payments), with the amount of compensation based on vesting to be measured (to be minimally reduced, for purposes of this provision) by the intrinsic value of the equity award at the date of such vesting.  Executive will be advised of the determination as to which compensation will be reduced and the reasons therefor, and Executive and his advisors will be entitled to present information that may be relevant to this determination.  No reduction shall be applied to an amount that constitutes a deferral of compensation under Code Section 409A except for amounts that have become payable at the time of the reduction and as to which the reduction will not result in a non-reduction in a corresponding amount that is a deferral of compensation under Code Section 409A that is not currently payable.

For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(i)

The Severance Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing ("Independent Advisors") selected by the Company and reasonably acceptable to a majority of the employees who have Change in Control Agreements, the Severance Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax.

(ii)

The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining reductions in compensation under Section 8(b), if any, Executive will be deemed (A) to pay federal income taxes at the applicable rates of federal income taxation for the calendar year in which the compensation would be payable; and (B) to pay any applicable state and local income taxes at the applicable rates of taxation for the calendar year in which the compensation would be payable, taking into account any affect on federal income taxes from payment of state and local income taxes.  Compensation will be adjusted not later than the applicable deadline under Code Section 409A to provide for accurate payments under the cut-back provision of Section 8(b), but after any such deadline no further adjustment will be made if it would result in a tax penalty under Section 409A.

(c)

Internal Revenue Service Proceedings.  The Company shall have the right to control all proceedings with the Internal Revenue Service (or relating thereto) that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company's control over any such proceedings shall be limited to issues with respect to which compensation may be reduced hereunder, and Executive will be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority.  Executive agrees to cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax.

9.

Section 409A Compliance Rules.

(a)

In General. This Section 9 serves to ensure compliance with applicable requirements of Section 409A. Certain provisions of this Section 9 modify other provisions of this Agreement.  If the terms of this Section 9 conflict with other terms of the Agreement, the terms of this Section 9 shall control.

(b)

Timing of Certain Payments.  Unless an amount is payable under a plan, program or arrangement on explicit terms providing for a delay in payment after Termination, which terms comply with Section 409A, amounts earned or accrued as of the Date of Termination shall be payable at the date the amounts otherwise would have been payable under the respective plans, programs and arrangements but in no event more than 60 days after Executive’s Termination.  Any payment or benefit required under this Agreement to be paid in a lump sum or otherwise to be paid promptly at or following a date or event shall be paid no later than 15 days after the due date, subject to Section 9(d) below.  In the case of any payment under the Agreement payable during a specified period of time following a Termination or other event, if such permitted payment period begins in one calendar year and ends in a subsequent calendar year, Executive shall have no right to elect in which year the payment will be made, and the Company’s determination of when to make the payment shall not be influenced in any way by Executive.

(c)

Separate Payments.  Each installment payment payable under Section 5(b)(i), and each portion of an installment payment that would be payable under Section 5(b)(iii) (together, the “Separate 5(b) Payments”), and the payment payable under Section 5(c) in excess of the payments under Section 5(b) (the “Separate 5(c) Payment”) (or in each the present value thereof, if such present valuing is required to comply with Section 409A) shall be deemed a separate payment for all purposes, including for purposes of Section 409A.  Each other amount payable under this Agreement shall be deemed a separate payment for all purposes, including for purposes of Section 409A.

(d)

Special Rules for Severance Payments.  In the case of severance payments payable under Section 5(b)(i) and 5(c) (the “Severance Payments”):

(i)

In the case of Separate 5(b) Payments, those payments that do not qualify as short term deferrals under Treasury Regulation § 1.409A-1(b)(4) shall be exempted, to the maximum extent of the “two-year/two-times” exclusion under Treasury Regulation § 1.409A-1(b)(9)(iii), first as to those such Separate 5(b) Payments payable within six months of Termination and then as to the latest of those such Separate 5(b) Payments payable in reverse order of payment.

(ii)

If either (A) the Change in Control does not involve a transaction that constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation § 1.409A-3(i)(5) (a “409A Change in Control”), or (B) Executive’s Termination triggering payments hereunder did not occur within the two-year period following a 409A Change in Control, any portion of the Severance Payments that constitute a deferral of compensation under Code Section 409A and which correspond to the Separate 5(b) Payments shall be payable at the time specified for such payments under Section 5(b) rather than under Section 5(c), subject to subsection (iii) below.

(iii)

As to any payment under this Agreement (including any portion of the Severance Payments) that constitutes a deferral of compensation under Code Section 409A, the term Termination shall mean a “separation from service” as defined in Treasury Regulation § 1.409A-1(h).  If any of such payments is payable within six months after Executive’s Termination and, at the time of Termination, Executive was a “specified employee” as defined in Treasury Regulation § 1.409A-1(i), such payment shall instead be paid at the date that is six months after Executive’s Termination (or earlier at the date 15 days after the death of Executive).

(e)

Other Provisions.

(i)

Good Reason.  The definition of “Good Reason” in Section 4(f)(iv) of the AgreementFrom what? There isn’t an earlier agreement. Plus, if the definition in the agreement meets the definition in the reg. why have this at all?

 is intended to qualify as an “involuntary separation” within the meaning of Treasury Regulation § 1.409A-1(n)(2)(i), and shall be so construed and interpreted.

(ii)

Non-transferability.  No right to any payment or benefit under this Agreement shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by Executive’s creditors or of any of Executive’s beneficiaries.

(iii)

No Acceleration.  The timing of payments and benefits under the Agreement may not be accelerated to occur before the time specified for payment hereunder, except to the extent permitted under Treasury Regulation § 1.409A-3(j)(4) or as otherwise permitted under Section 409A without Executive incurring a tax penalty.

(iv)

Intention to Comply with Code Section 409A; Modifications.  To the fullest extent possible, payments and benefits provided under this Agreement are intended to be exempt or excluded from the definition of “deferred compensation” under Section 409A in accordance with one or more exemptions or exclusions available under Section 409A.  If and to the extent that any such payment or benefit is, or becomes subject to, Section 409A due to a failure to qualify for such an exemption or exclusion, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such payment or benefit so as to avoid the imposition of any taxes and/or penalties due to a violation of Section 409A.  To the extent possible, this Agreement shall be interpreted and administered in a manner consistent with the foregoing statement of intent.  This Agreement may be modified in order to comply with Section 409A or exemptions or exclusions under Section 409A; any such modification shall be made in good faith and to the extent reasonably practical shall maintain the economic and other benefits provided to Executive and the Company under this Agreement without failing to comply with Section 409A.

(v)

Company Not Liable for Non-Compliance with Section 409A.  In no event whatsoever (including without limitation as a result of this Section 9) shall the Company be liable for any taxes, penalties or interest that may be imposed on Executive pursuant to Code Section 409A or under any similar provision of state tax law, including by not limited to damages for failing to comply with Section 409A and/or any similar provision of state tax law.

10.

Notices.

Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be given to such party at such party’s address set forth below or such other address as such party may hereafter specify by notice in writing to the other party. Any such notice or other communication shall be addressed as aforesaid and given by (a) certified mail, return receipt requested, with first class postage prepaid, (b) hand delivery, or (c) reputable overnight courier. Any notice or other communication will be deemed to have been duly given (i) on the fifth day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, with first class postage prepaid, (ii) on the date of service if served personally or (iii) on the business day after delivery to an overnight courier service, provided receipt of delivery has been confirmed:

If to the Company, to:

Miller Petroleum, Inc.

3651 Baker Highway

Huntsville, Tennessee 37756

Attention: Deloy Miller, Chairman of the Board

with a copy to:

Miller Petroleum, Inc.

3651 Baker Highway

Huntsville, Tennessee 37756

Attention: Anna East, General Counsel

If to Executive, as follows:

[HOME ADDRESS]

11.

Non-Assignment; Successors.

Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party, provided that, the Company may assign its rights hereunder to any affiliate or successor entity. This Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the parties hereto.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any such successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.

Entire Agreement.

This Agreement constitutes the entire agreement by the Company and Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral.

13.

Amendment and Waiver.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), only by the written consent of all parties hereto. Any agreement on the part of a party to any extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such party. Any such waiver or extension shall not operate as waiver or extension of any other subsequent condition or obligation.

14.

Unenforceability, Severability.

If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the unenforceable part had been severed and deleted.

15.

Specific Performance.

The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

16.

Mitigation.

Executive will not be required to mitigate the amount of payments provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payments provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company, or otherwise.

17.

Governing Law.

This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of Tennessee applicable to contracts made and to be performed wholly therein without giving effect to principles of conflicts or choice of laws thereof.

18.

Jurisdiction.

Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in Scott County, Tennessee in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and waives any objection to venue in Scott County, Tennessee. In addition, each of the parties hereto hereby waives trial by jury in connection with any claim or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

19.

Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Amendment Date.

MILLER PETROLEUM, INC.

By:	/s/ Deloy Miller
Name:	Deloy Miller
Title:	Chairman of the Board

/s/ Scott M. Boruff
Scott M. Boruff